exhibit 10.40

lease amendment no. 1

AGREEMENT made as of this 26th day of February, 2019 by and among RIVER RIDGE LIMITED PARTNERSHIP (“Landlord”), CORBUS PHARMACEUTICALS, INC. (“Tenant”), and CORBUS PHARMACEUTICALS HOLDINGS, INC. (“Guarantor”).

witnesseth that:

WHEREAS, Landlord is the landlord and Tenant is the tenant under a certain lease dated March 21, 2017 (the “Lease”) with respect to certain premises in Norwood, Massachusetts; and

WHEREAS, Landlord and Tenant desire to amend the Lease to add to the premises demised under the Lease a certain additional area; and

WHEREAS, Guarantor is the guarantor of the Tenant’s obligations under the Lease under a Guarantee dated August 21, 2017 (the “Guarantee”), and Guarantor wishes to consent to this Amendment.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Initially capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Lease.

2. As of the earlier of (i) the date Tenant commences operations in the New Premises or (ii) August 1, 2019 (the “New Premises Commencement Date”), there is added to the Premises an area of approximately 13,492 rentable square feet of floor area located on the first floor of the Building and an area of approximately 16,531 rentable square feet of floor area on said first floor, all as shown on Exhibit A annexed hereto (the “New Premises”), and as of the New Premises Commencement Date where the term Premises is used in the Lease the same shall mean and include the premises originally leased of approximately 32,733 rentable square feet of floor area, being the entire second floor of the Building (the “Original Premises”) and the New Premises. The Tenant accepts the New Premises in their then AS IS condition; however, Landlord shall perform the work set forth as Landlord’s responsibility on the matrix attached as Exhibit B.

3. As of the New Premises Commencement Date, the term of the Lease is extended to end on October 31, 2026.

4. As of November 1, 2019, the Base Rent is hereby changed by adding the following amounts to the Base Rent set forth in Section 1.1 of the Lease:

For and with respect to the period November 1, 2019 through February 29, 2020, the amount of $27,265.08 per month.

For and with respect to the period March 1, 2020 through July 31, 2020, the amount of $27,827.25 per month.

For and with respect to the period August 1, 2020 through February 28, 2021, the amount of $61,922.44 per month.

For and with respect to the period March 1, 2021 through February 28, 2022, the amount of $63,798.88 per month.

For and with respect to the period March 1, 2022 through February 28, 2023, the amount of $65,675.31 per month.

For and with respect to the period March 1, 2023 through February 29, 2024, the amount of $67,551.75 per month.

For and with respect to the period March 1, 2024 through February 28, 2025, the amount of $69,428.19 per month.

For and with respect to the period March 1, 2025 through February 28, 2026, the amount of $71,304.63 per month.

For and with respect to the period March 1, 2026 through October 31, 2026, the amount of $73,181.06 per month.

5. As of August 1, 2019, the Tenant’s Percentage shall be increased to 62.6%.

6. In lieu of constructing a new internal staircase between the New Premises and the Original Premises, Tenant shall have the right to incorporate the existing staircase in the building lobby which connects the first and second floors of the Building as part of the Premises thus allowing the Tenant’s exclusive use of such staircase. Any modifications to such staircase shall be subject to the Landlord’s approval which the Landlord shall not unreasonably withhold, condition or delay and the cost of modifying the staircase shall be the Tenant’s responsibility. The Tenant Improvement Allowance (as hereinafter set forth) shall not be allocated to the cost of modifying the staircase, and at the expiration of the Lease or any earlier termination thereof, at Landlord’s option, the modifications to said staircase shall be removed by Tenant at Tenant’s expense and the staircase restored to its original condition at Tenant’s expense.

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7. Landlord shall provide to Tenant a special allowance in an amount not to exceed $990,759.00 to be applied by Tenant to the costs and expenses incurred by Tenant to fit out the New Premises including, without limitation, the costs of the design thereof. All of such fit out shall be performed in accordance with plans and specifications therefor which have been approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Upon the satisfaction of the following conditions, Landlord shall pay to Tenant the lesser of (x) the cost of such fit out as certified by Tenant and evidenced by paid invoices, receipts and the like, or (y) $990,759.00 (the “Tenant Improvement Allowance”) in monthly payments to Tenant as the work progresses as follows: Before commencing the work, Tenant shall submit a budget therefor to Landlord. Tenant shall submit to Landlord its certificate of such costs and expenses for the preceding month, certified by Tenant, and accompanied by evidence thereof, and within fifteen (15) days thereafter Landlord shall pay to Tenant an amount equal to 90% of the certified amount. Landlord shall pay the remainder of the Tenant Improvement Allowance within thirty (30) days after satisfaction of the following: (i) Tenant shall have completed all of such fit out and shall have obtained all necessary governmental approvals for the use and occupancy of the New Premises; (ii) Tenant shall have delivered to Landlord lien waivers from all architects, engineers, contractors and materialmen who might have a lien against the New Premises in connection with the fit out, such waivers to be in form and substance reasonably acceptable to Landlord; and (iii) there shall not exist any default of Tenant under the Lease or any event which with notice and/or the passage of time would constitute a default. Within thirty (30) days after the satisfaction of the foregoing conditions, Landlord shall pay to Tenant the remaining Tenant Improvement Allowance; provided, however, that if the Tenant Improvement Allowance is not claimed by Tenant within twelve (12) months after the New Premises Commencement Date, then Landlord shall have no obligation to pay the Tenant Improvements/Allowance to Tenant. If at any time a default of Tenant exists, then no payment shall be made to Tenant until such default is cured.

8. Each of Landlord and Tenant hereby represent and warrant to the other that it has not dealt with any person or firm to whom a brokerage fee would be due and owing in connection with this Amendment except for Colliers International and CBRE whose fee shall be paid by Landlord pursuant to separate agreement.

9. Within five (5) days after the date hereof, Tenant shall deliver to Landlord a new Letter of Credit (the “New Letter of Credit”) in the amount of $369,900.00 in form and substance and issued by a bank or financial institution satisfactory to Landlord in its sole discretion, and Tenant’s failure to provide the same to Landlord which continues for more than five (5) days after notice thereof, shall constitute a default under the Lease not susceptible of cure for which Landlord shall have all of the rights and remedies provided under the Lease and at law and in equity.

Provided that Tenant is not in default under the Lease as of the third anniversary of the New Premises Commencement Date, the amount of the New Letter of Credit will be reduced to $277,425.00; and then, provided that the Tenant is not in default under the Lease as of the fourth anniversary of the New Premises Commencement Date, the amount of the New Letter of Credit will be reduced to $184,950.00; in each case subject to the condition that at the time of any such reduction, Tenant must provide reasonable evidence to Landlord that it has at least $50,000,000.00 in unencumbered funds in an account in its name at a United States Banking institution as provided in said Section 1.1 of the Lease.

10. With respect to electricity, Landlord shall endeavor to check meter the New Premises in which event Tenant shall pay Landlord monthly for the electricity consumed as shown on said check meter, but if it is not check metered then beginning on the New Premises Commencement Date electricity will be charged at a rate mutually agreed to by Landlord and Tenant (such rate to be subject to increase from time to time as utility rates increase) and payable monthly in advance together with monthly installments of Base Rent at an amount equal to 1/12th of the annual amount.

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11. Guarantor hereby consents to this Amendment to the Lease and agrees that the Guarantee shall remain in full force and effect with respect to the Lease as amended hereby.

12. As amended hereby, the Lease is hereby ratified, confirmed and approved and except as amended hereby, the Lease shall remain in full force and effect in accordance with its original terms.

13. Landlord shall use reasonable efforts to relocate the bank tenant’s first floor storage room adjacent to the loading dock so as to allow Tenant the right to expand the existing shared conference room, such expansion work to be mutually agreed upon by Landlord and Tenant. Landlord shall be responsible for setting up a secured access system prior to Tenant’s occupancy of the New Premises through a key card system. Landlord and Tenant acknowledge that the use of the conference center is on a non-exclusive basis and is to be shared only with other tenants of the Building. However, tenants of River Ridge Office Park may reserve use of the room of up to two (2) days per month by contacting Landlord.

14. Tenant hereby confirms that as of the date hereof, there is no default of Landlord under the Lease or any event which with notice or the passage of time or both would constitute a default of Landlord under the Lease.

15. Prior to occupancy of the New Premises, Landlord shall remove all the shrubs in the front of the Building to the right of the main entrance around the entire side of the Building. Landlord shall construct a patio outside the entrance to the cafeteria and relocate the metal picnic bench. Landlord will install a variety of new small shrubs with review and input from Tenant prior to installation. Landlord will use reasonable efforts to replace the fence surrounding utility banks outside the Building and extend the fence to enclose the generator. Landlord will have the existing deck on the side of the Building power washed and leveled prior to occupancy by Tenant of the New Premises.

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WITNESS THE EXECUTION HEREOF, under seal, as of the day and year first above written.

RIVER RIDGE LIMITED PARTNERSHIP

By:	Cornerstone Corporation,
its managing agent

By:	/s/ Paul J. Tryder
Paul J. Tryder, President

CORBUS PHARMACEUTICALS, INC.

By:	/s/ Sean Moran
Name:	Sean Moran
Its:	Chief Financial Officer
Hereunto Duly Authorized

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Sean Moran
Name:	Sean Moran
Title:	Chief Financial Officer
Hereunto Duly Authorized

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exhibit a

A-1

exhibit B

LANDLORD/TENANT RESPONSIBILITY MATRIX

Tenant: Corbus Pharmaceuticals

Landlord: River Ridge Limited Partnership

Property: 500 River Ridge Drive, Norwood MA,

1st Floor

Description	Tenant Responsibility	Landlord Responsibility	Comments
Ensuring properly functioning HVAC system including VAV boxes		X	Landlord is responsible for properly functioning HVAC system. Landlord responsible for repairing or replacing any nonfunctioning VAV boxes. All repairs, replacement and maintenance of HVAC system including VAV boxes during lease term shall be Landlord’s responsibility.
Building permits for Construction	X		Tenant’s contractor shall be responsible for securing the permit and tenant will pay any out of pocket costs, including mutually agreed architectural and engineering fees
Mechanical, HVAC, plumbing and building waste systems all in good working order		X
Mechanical and other drawings required for building permits	X		Tenant to engage architectural and engineering firms to prepare all required documentation for permitting.
Fire Alarm devices within Tenant areas, connected to Base Building system and addressable Fire Command Center	X
Reconstruction and buildout of tenant space including electrical work, lighting, walls, flooring, ceiling and any plumbing to tenant kitchen within tenant space	X		Tenant to hire and enter into contract with General Contractor
Lighting in base building areas		X	Landlord is responsible for common area lighting.
Base Building telecommunications room		X
Telephone/data system, including service, wiring and distribution	X
Modification of sprinkler piping and head layout to suit tenant build-out	X
Security system to enter tenant space	X

B-1